CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of the Gator Series Trust and to the use of our report dated May 30, 2018 on the financial statements and financial highlights of Gator Financial Fund (formerly, Gator Focus Fund), a series of shares of beneficial interest in Gator Series Trust. Such financial statements and financial highlights appear in the March 31, 2018 Annual Report to Shareholders which is incorporated by reference into the Statement of Additional Information.

BBD, LLP

Philadelphia, Pennsylvania

March 5, 2019